Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-180896, No. 333-187658, No. 333-194924, No. 333-203145, No. 333-210490, No. 333-217015, No. 333-224064, and No. 333-230544) and Form S-3 (No. 333-234141 and No. 333-234142) of Splunk Inc., of our report dated July 31, 2019, except for the effects of the classification of preferred stock described in Note 5, as to which the date is December 17, 2019, relating to the consolidated financial statements of SignalFx, Inc. as of and for the years ended January 31, 2019 and 2018, appearing in this Current Report on Form 8-K/A of Splunk Inc.

/s/ Moss Adams LLP

Campbell, California
December 17, 2019